Surna Inc. Reports Fourth Quarter and Year-end 2016 Financial Results

- Grew revenue 20% and 72%, compared to Q4 2015 and Q3 2016, respectively

- Strengthened balance sheet by more than $5.5 million reflecting debt conversion and equity raise concluded in March 2017

BOULDER, CO – March 31, 2017 – Surna Inc. (OTCQB: SRNA) reported its financial results for the three and twelve months ended December 31, 2016.

“In 2016, we began executing growth, cost reduction and capital market initiatives that have strengthened our operations and financial position,” stated Surna’s President and Chief Executive Officer Trent Doucet. “As a result, fourth quarter revenue grew 20% year-over-year and 72% compared to the third quarter. Full year improvements include gross margin reaching 30% and a reduction in our operating loss of 83% compared to 2015. Additionally, our recent debt conversion and equity financing fortified our balance sheet by more than $5.5 million, enabling us to pursue our sales team expansion more aggressively.

“Both the medicinal and recreational segments of the cannabis cultivation market are growing rapidly in the US and internationally. We also have been building our presence and recently signed our sixth deal in Canada. In 2017, we anticipate rolling out our next generation equipment as well as beta test of our control and automation platform.

“Overall, 2016 was a pivotal year for our market and for Surna specifically. We believe the positive trends are continuing in 2017, and we are very excited about our prospects,” concluded Doucet.

Recent Highlights

●	Converted $3.2 million in principal and interest, or 100% of the obligations related to the 10% convertible promissory notes, in a series of transactions beginning in the fourth quarter of 2016 through March 2017.

●	Raised $2.7 million in the sale of equity in a series of closings in March 2017.

●	Obtained a 6% short-term loan of approximately $500,000 in February 2017.

●	Exhibited at several important cannabis trade shows including Marijuana Business Conference & Expo® in Las Vegas in November and CannaCon in Seattle in February.

●	Signed a contract with Vancouver’s Sante Veritas Therapeutic to design and provide equipment for the environmental control system in its first commercial cultivation facility. As announced in March 2017, Surna expects to ship product and recognize associated revenue of $835,000 in the third quarter of 2017.

●	Appointed Timothy J. Keating, capital markets thought leader, as chairman of the board of directors in March 2017.

Results for Fourth Quarter: 2016 Compared to 2015

●	Revenue was $2.0 million, compared to $1.7 million in the fourth quarter of 2015 and $1.2 million in the third quarter of 2016, reflecting increased sales of climate control equipment.

●	Cost of revenue was $1.5 million. This compared to $2.0 million, which included reclassifications in the fourth quarter of 2015.

●	Gross margin was 23.9%, reflecting more efficient cost and supply chain management.

●	Operating expenses were $845,000, compared to $725,000 in the fourth quarter of 2015.

o	SG&A and marketing expenses were $675,000, compared to $566,000, reflecting efforts related to the 2016 Marijuana Business Conference & Expo.

o	Product development costs decreased to $78,000, compared to $174,000 as the Surna Reflector and the Hybrid Building transitioned to production.

●	Operating loss improved to $362,000, from $1.0 million in the fourth quarter of 2015.

●	Net loss was $886,000, compared to $1.6 million in the fourth quarter of 2015.

Balance Sheet Highlights

At December 31, 2016, cash was $320,000, compared to $235,000 at September 30, 2016 and $331,000 at December 31, 2015. Deferred revenue was to $1.4 million, equivalent to the level at September 30, 2016 and up from $986,000 at December 31, 2015.

Subsequent to quarter end, the company completed the conversion of its entire obligation related to its 10% convertible promissory notes, consisting of $3.2 million in principal and accrued interest, into approximately 19.6 million shares of newly issued common stock and cash payments of $314,000. Also, the company raised $2.2 million, gross on March 7th and another $465,000 was raised by the end of March.

Results for Twelve Months: 2016 Compared to 2015

●	Revenue was $7.6 million, compared to $7.9 million. The December 31, 2016 backlog – sales amounts under contract but which were not yet completed and not included in revenue – was $2.6 million, up substantially from $1.4 million at December 31, 2015.

●	Gross margin, which included the negative impact of the $530,000 warranty charge, increased to 30%, compared to 12%, primarily due to product mix, the elimination of low margin installation services and lower cost of goods.

●	Operating loss was narrowed to $532,000, from $3.1 million.

●	Net loss was $3.3 million, or $0.02 per share, compared to $5.3 million, or $0.04 per share.

Conference Call

Management will review the results on a conference call today, March 31, 2017, at 9:00 a.m. MT/ 11:00 a.m. ET. To listen to the call, please dial 1-855-327-6837 if calling from the United States or Canada, or 631-891-4304 if calling internationally. The passcode is 10002636. To listen to the webcast or view the press release, please visit the Investor Relations section of the Surna website where a transcript of the call will also be provided shortly after it concludes.

A replay of the call will be available until April 13, 2017, which can be accessed by dialing 844-512-2921 if calling from the United States or Canada, or 412-317-6671 if calling internationally. Please use passcode 10002636 to access the replay

About Surna

Surna Inc. (www.surna.com) develops innovative technologies and products that monitor, control and or address the energy and resource intensive nature of indoor cannabis cultivation. Currently, the company’s revenue stream is based on its main product offerings – supplying industrial technology and products to commercial indoor cannabis grow facilities.

Headquartered in Boulder, CO, Surna’s diverse engineering team is tasked with creating novel energy and resource efficient solutions, including the company’s signature water-cooled climate control platform. The company’s engineers continuously seek to create technology that solves the highly specific demands of the cannabis industry for temperature, humidity, light and process control.

Surna’s goal is to provide intelligent solutions to improve the quality, the control and the overall yield and efficiency of CEA. Though its clients do, the company neither produces nor sells cannabis.

Forward Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including Surna’s ability to monetize service components, Surna’s support of premium prices for existing products, commercialization of research and development efforts and continued expansion of legal cannabis markets. Other risks and uncertainties include, among others, risks related to new products, services, and technologies, government regulation and taxation, and fraud. In addition, the current global economic climate amplifies many of these risks. More information about factors that potentially could affect Surna’s financial results is included in Surna’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Statement About Cannabis Markets

The use, possession, cultivation, and distribution of cannabis is prohibited by federal law. This includes medical and recreational cannabis. Although certain states have legalized medical and recreational cannabis, companies and individuals involved in the sector are still at risk of being prosecuted by federal authorities. Further, the landscape in the cannabis industry changes rapidly. What was the law last week is not the law today and what is the law today may not be the law next week. This means that at any time the city, county, or state where cannabis is permitted can change the current laws and/or the federal government can supersede those laws and take prosecutorial action. Given the uncertain legal nature of the cannabis industry, it is imperative that investors understand that the cannabis industry is a high-risk investment. A change in the current laws or enforcement policy can negatively affect the status and operation of our business, require additional fees, stricter operational guidelines and unanticipated shut-downs.

Surna Marketing	Investor Relations

Jamie English	Kirsten Chapman/ Becky Herrick
Marketing Manager	LHA Investor Relations
jamie.english@surna.com	surna@lhai.com
303-993-5271	(415) 433-3777

Surna Inc.

Consolidated Balance Sheets

	December 31,
	2016	2015
ASSETS
Current Assets
Cash	$319,546	$330,557
Accounts receivable (net of allowance for doubtful accounts of $90,839 and $40,873, respectively)	47,166	299,194
Note receivable	157,218	207,218
Inventory	747,905	1,261,802
Prepaid expenses	84,976	193,969
Total Current Assets	1,356,811	2,292,740
Noncurrent Assets
Property and equipment, net	93,565	162,530
Intangible assets, net	667,445	647,464
Total Noncurrent Assets	761,010	809,994

TOTAL ASSETS	$2,117,821	$3,102,734

LIABILITIES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$1,337,853	$2,066,803
Deferred revenue	1,421,344	986,445
Current portion of long term debt	-	1,551
Amounts due to shareholders	57,398	216,995
Convertible promissory notes, net	761,440	1,227,761
Convertible accrued interest	161,031	201,257
Derivative liability on conversion feature	-	472,967
Derivative liability on warrants	477,814	139,192
Total Current Liabilities	4,216,880	5,312,971

NONCURRENT LIABILITIES
Convertible promissory notes, net	-	523,822
Convertible accrued interest	-	80,674
Other accrued interest	-	-
Promissory note due shareholders	11,985	-
Vehicle loan	-	32,564
Total Noncurrent Liabilities	11,985	637,060

TOTAL LIABILITIES	4,228,865	5,950,031

SHAREHOLDERS’ DEFICIT
Preferred stock, $0.00001 par value; 150,000,000 shares authorized; 77,220,000 shares issued and outstanding	772	772
Common stock, $0.00001 par value; 350,000,000 shares authorized; 125,839,862 and 113,511,250 shares issued and outstanding, respectively	1,607	1,259
Paid in capital	12,222,789	8,214,271
Accumulated deficit	(14,336,212)	(11,063,599)
Total Shareholders’ Deficit	(2,111,044)	(2,847,297)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$2,117,821	$3,102,734

Surna Inc.

Consolidated Statements of Operations and Comprehensive Loss
For the three months ended December 31,

	2016	2015
Revenue	$2,019,026	$1,682,307

Cost of revenue	1,535,480	1,960,227)

Gross margin	483,546	(277,920)

Operating expenses:
Advertising and marketing expenses	93,006	(14,490)
Product development costs	76,652	173,709
Selling, general and administrative expenses	675,709	565,979
Total operating expenses	845,367	725,198

Operating loss	(361,821)	(1,003,118)

Other income (expense):
Interest and other income (expense), net	21,097	24,547
Interest expense	(91,031)	(505,710)
Amortization of debt discount on convertible promissory notes	(193,790)	(492,989)
Loss on extinguishment of debt	(338,241)	(78,155)
Loss (gain) on change in derivative liabilities	(190,408))	489,878
Total other income (expense)	(792,373)	(562,429)

Loss from continuing operations before provision for income taxes	(1,154,194)	(1,565,547)

Provision for income taxes	-	-

Net loss	(1,154,194)	(1,565,547)

Comprehensive loss	$(1,154,194)	$(1,565,547)

Surna Inc.

Consolidated Statements of Operations and Comprehensive Loss
For the years ended December 31,

	2016	2015
Revenue	$7,579,863	$7,865,243

Cost of revenue	5,275,968	6,924,402

Gross margin	2,303,895	940,841

Operating expenses:
Advertising and marketing expenses	149,858	309,620
Product development costs	349,062	707,517
Selling, general and administrative expenses	2,337,892	3,037,547
Total operating expenses	2,836,812	4,054,684

Operating loss	(532,917)	(3,113,843)

Other income (expense):
Interest and other income (expense), net	40,157	24,547
Interest expense	(373,688)	(873,207)
Amortization of debt discount on convertible promissory notes	(1,529,219)	(2,220,115)
Loss on extinguishment of debt	(338,241)	(78,155)
Loss (gain) on change in derivative liabilities	(538,705))	964,751
Total other income (expense)	(2,739,696)	(2,182,179)

Loss from continuing operations before provision for income taxes	(3,272,613)	(5,296,022)

Provision for income taxes	-	-

Net loss	(3,272,613)	(5,296,022)

Comprehensive loss	$(3,272,613)	$(5,296,022)

Loss per common share – basic and dilutive	$(0.02)	$(0.04)

Weighted average number of common shares outstanding, basic and dilutive	140,604,764	119,967,118